Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hoku Scientific, Inc.

We consent to the use of our report dated April 18, 2005, except as to note 8(b), which is as of July 2, 2005 and notes 8(c) and 8(d), which are as of July 12, 2005, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Honolulu, Hawaii

August 4, 2005